Exhibit 10.25
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into this 2nd day of December, 2013, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and Joseph Redling (the “Executive”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Employment and Duties.
(a)General. The Executive shall serve as President, Consumer Services – U.S. and Canada of the Company, reporting directly to the Chief Executive Officer (the “CEO”) of the Company and, as requested by the Board of Directors of the Company (the “Board”), to the Board. The Executive shall be responsible for sales and marketing, core business product management, and customer care for the U.S. and Canada consumer business and shall have the duties and authority associated with such responsibilities. The Executive shall perform such other duties as the CEO or Board may reasonably require from time to time (the “Other Duties”). The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.
(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the CEO or the Board, and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder. Notwithstanding the foregoing, subject to and in accordance with the Company’s policies (including, without limitation, the Company’s Code of Conduct and Corporate Governance Principles) as may be in effect from time to time, the Executive may (i) serve on corporate boards, with the prior consent of the Board, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, and (iii) manage his personal investments and affairs, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, conflict materially with the performance of the Executive’s duties under this Agreement.
2.Employment “At-Will”. The Executive’s employment shall commence on December 2, 2013 (the “Effective Date”) and the period from the Effective

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Date through the date of the termination of the Executive’s employment, as provided herein, shall be the “Term.” Continuation of the Executive’s employment with the Company throughout the Term shall be deemed an employment “at will” and the Executive’s employment may be terminated “at will” by either Executive or the Company.
3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)    Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of not less than Five Hundred Fifty Thousand Dollars ($550,000), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board in good faith, based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased below its then current level, from time to time by the Board, and as so increased shall thereafter be the “Base Salary.”
(b)    Sign-On Option Grant and Future Option Grant Opportunities. In connection with the Executive’s commencement of employment, the Executive shall be awarded, on the first trading day of the calendar month following the Effective Date (the “Grant Date”), a one-time sign-on nonqualified stock option grant to purchase Two Million (2,000,000) shares of the Company’s common stock  (the number of shares and exercise price being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the Grant Date) (the “Sign-On Options”) at a price per share equal to the closing price of the Company’s common stock on the Grant Date. The Sign-On Options shall be issued pursuant to the terms and conditions of the Vonage Holdings Corp. 2006 Incentive Plan, as amended or restated from time to time (the “2006 Incentive Plan”), and the Executive’s individual stock option agreement (the “Stock Option Agreement”), in form substantially similar to that attached hereto as Exhibit A. Notwithstanding anything to the contrary in the 2006 Incentive Plan or any stock option agreement thereunder, the following provisions of this Section 3(b) shall govern the terms of the Sign-On Options (and, solely to the extent specifically provided in this Section 3(b), all other outstanding options issued by the Company to the Executive). The Sign-On Options shall vest and become exercisable as to 1/4th of the shares on each of the first, second, third and fourth anniversaries of the Grant Date (each, an “Option Vesting Date”), subject to the Executive’s continued employment on the applicable Option Vesting Date; provided, however, that all outstanding Sign-On Options shall become fully vested and exercisable if, after a Change of Control, Executive’s employment is terminated without Cause by the

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Company, for Good Reason by the Executive, or due to the Executive’s death or “disability” (in each case, as defined below) on or prior to the first anniversary thereof. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the 2006 Incentive Plan; provided, however, that the acquisition of additional securities of the Company by any Person (as defined in the 2006 Incentive Plan) that, together with its Affiliates (as defined in the 2006 Incentive Plan), currently is the Beneficial Owner (as defined in the 2006 Incentive Plan) of twenty percent (20%) or more of the combined voting power of the Company’s outstanding securities shall not constitute a Change of Control. Upon a termination of the Executive’s employment without Cause by the Company or by the Executive for Good Reason (other than during the period beginning on a Change of Control and through the first anniversary of such Change of Control), an additional amount of the outstanding Sign-On Options granted by the Company to the Executive shall become vested and immediately exercisable as of the date of such termination in accordance with the provisions of the immediately following sentence. For each outstanding Sign-On Option, such additional amount shall be equal to the number of Sign-On Options that would have vested on the next Option Vesting Date immediately following the date of termination, multiplied by a fraction where (1) the numerator is the number of full and fractional months that had elapsed between the Option Vesting Date immediately prior to such termination and such termination date plus the number of full and fractional months remaining in the calendar quarter that includes such termination date, and (2) the denominator is twelve (12). Notwithstanding the foregoing, in no event shall the number of Sign-On Options vesting pursuant to the foregoing sentence exceed the number of Sign-On Options that would have vested on the next Option Vesting Date immediately following the date of termination. Upon a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, all outstanding options granted by the Company to the Executive (whether part of the Sign-On Options or not) shall (to the extent vested) remain exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of the Executive’s employment by the Executive without Good Reason, all vested outstanding options granted by the Company to the Executive shall remain exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier. The Executive shall be considered for future equity incentive award grants (including, without limitation, restricted stock units) based on individual and Company performance (and established in conjunction with the Company’s regular equity review cycle) in the Board’s sole discretion.
(c)    Annual Cash Bonus. Commencing in calendar year 2014, the Executive shall be eligible to receive an annual, discretionary cash bonus (the “Annual Bonus”) with a Target Bonus Opportunity (“TBO”) of one hundred percent (100%) of the Executive’s then current Base Salary for the applicable year. Annual Bonus payouts are not guaranteed and are granted in the Company’s sole discretion based on individual and Company performance. The Company performance targets applicable to the Executive’s Annual Bonus shall be in accordance with the Company’s annual bonus program as applicable to senior executives of the Company, as in effect from time

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to time. Annual Bonus payouts, if any, are generally paid in February or March of the calendar year following the calendar year in which such payout is earned, subject to the Executive’s continued employment on such payment date, except as otherwise provided in Section 4.
(d)    Employee Benefit Plans.
(i)The Executive shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, on a basis no less favorable than that made available to other senior executives of the Company; provided, however, that, to the extent it does so for the CEO, the Company will pay the full cost of the following insurance benefits for the Executive and his spouse and dependents: medical, dental, vision, basic life, accidental death and dismemberment, and core long term disability. The Executive shall be eligible to participate in the Vonage medical and dental plans and the 401(k) Retirement Plan commencing on the first day of the month following the Effective Date.
(ii)The Company shall reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive for the continuation of the Executive’s current medical and dental benefits for the Executive and his spouse and dependents (and excluding all other benefits, including, without limitation, vision benefits) during the waiting period described in Section 3(d)(i) above, in the amount of 100% of such costs up to a maximum of $4,000.
(e)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
(f)    Vacation. The Executive shall be entitled to 20 days paid time off in accordance with the Company’s vacation policy (which shall be prorated for 2013) during each fiscal year of the Term, which may be carried over to the next fiscal year of the Term to the extent otherwise permitted under the Company’s vacation policy.
(g)    Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of the Executive’s employment arrangements, up to a maximum of $35,000.
(h)    Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company.

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4.	Termination of Employment.
(a)    Termination for Cause; Resignation without Good Reason.
(i)    If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation, any unpaid expense reimbursement, any accrued but unused vacation, and any other amounts or benefits required to be paid under this Agreement the rights to which have accrued through the date of termination or resignation, including but not limited to those under Sections 3(e), 3(g), and 3(h) hereof (in each case only to the extent earned or accrued on or prior to such date of termination or resignation, or provided by law or under the then-applicable terms of any plan, program, policy, or arrangement of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    For purposes of this Agreement, “Cause” shall mean: (A) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the duties reasonably required of him hereunder; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another willful crime involving dishonesty or moral turpitude or which reflects negatively upon the Company and/or its subsidiaries or affiliates (collectively, the “Company Group”) in a material manner or otherwise materially impairs or impedes the operations of the Company Group; (D) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company Group or his material duties, which conduct is injurious to the Company Group; (E) the Executive’s material breach of either a material written policy of the Company Group or, to the extent the Executive is aware of such rules or has been informed by the Company’s counsel, the relevant rules of any governmental or regulatory body applicable to the Company Group; or (F) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (A), (B), (E) or (F) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice.
(iii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a failure by the Company to timely pay material compensation due and payable to the Executive in connection with his employment; (B) a material

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diminution in the Executive’s Base Salary or TBO; (C) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement (excluding the Other Duties), including without limitation, ceasing to be the President, Consumer Services – U.S. and Canada of the Company (or its ultimate parent following a Change of Control); (D) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Holmdel, New Jersey area; or (E) a material breach by the Company of its obligations under this Agreement; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company within sixty (60) days of the occurrence of the Good Reason event, written notice of his intention to terminate his employment for Good Reason as provided in Section 4(f)(ii) below, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice. If such grounds for termination for Good Reason are not cured during such thirty (30) day period, the Executive’s termination for Good Reason shall be effective as of the day immediately following the end of such thirty (30) day period.
(b)    Termination without Cause; Resignation for Good Reason.
(i)    If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the Company shall pay the Executive, subject to Section 4(e) below: (A) severance pay equal to twelve (12) months of the Executive’s then-current Base Salary and an amount equal to the Executive’s full TBO for the year of termination payable by the Company in installments during its regular payroll cycle over the twelve (12) month period following the termination of the Executive’s employment, provided that the first payment shall be made on the sixtieth (60th) day after the termination of the Executive’s employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto, (B) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, (C) any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination or resignation of Executive’s employment, payable on the sixtieth (60th) day after the termination or resignation of the Executive’s employment, and (D) the Other Accrued Compensation and Benefits. The Executive shall have no further rights under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    If, following a termination of employment without Cause or a resignation for Good Reason, the Executive materially breaches a provision of Section 5, Section 6 or Section 7 hereof, the Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Sections 4(b)(i)(A),

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(B), or (C) and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.
(c)    Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or disability, the Company shall pay to the Executive (or his estate, as applicable), subject to Section 4(e) below, (i) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, (ii) any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination or resignation of Executive’s employment, payable on the sixtieth (60th) day after the termination or resignation of the Executive’s employment, and (iii) the Other Accrued Compensation and Benefits. For purposes of this Agreement, “disability” means that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one (1) year period. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a disability termination.
(d)    Release and Waiver. The Company shall not be required to make the payments and provide the benefits provided for under Sections 4(b)(i)(A), (B), or (C) or, in the case of a disability termination, Sections 4(c)(i) or (ii), unless the Executive (or, if applicable in the case of a disability termination, the person having legal power of attorney over his affairs) executes and delivers to the Company a Separation Agreement and General Release in substantially the form attached hereto as Exhibit B (the “Release”), and such Release has become effective and irrevocable in its entirety within sixty (60) days of the Executive’s termination of employment.
(e)    Payments Subject to Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any

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additional tax or interest under Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any of the Company’s plans, programs or payroll practices would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall in good faith discuss with the Executive any proposed modifications to such plans, programs or payroll practices that are reasonably necessary to comply with Section 409A. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A and, notwithstanding anything else to the contrary herein, the members of the Company Group, and each of their respective employees or representatives, shall have no liability to the Executive with respect to the assessment of any additional income tax, interest or penalties under Section 409A imposed on the Executive which do not arise from the Company’s willful payment of an amount that knowingly results in a violation of Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and the payment thereof prior to a “separation from service” from the Company would violate Section 409A. As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding thirty-six (36) month period in order to constitute a “separation from service”. For purposes of any provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Solely for purposes of this Section 4(e)(ii), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
(iii)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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(iv)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “nonqualified deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is payable upon the Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month-and-one-day period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(v)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant hereto that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
(f)    Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 21 of this Agreement.

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(i)    By Company. In the event of a termination by the Company for Cause, the Notice of Termination shall (A) indicate the specific termination provision in this Agreement relied upon, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) indicate the date on which such termination is effective (subject to applicable correction periods). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, the Notice of Termination shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.
(ii)    By Executive. In the event of a resignation by the Executive for Good Reason, the Notice of Termination shall (A) indicate the specific clause or clauses under the definition of Good Reason herein upon which the Executive is relying, and (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such clause or clauses. In the event of a resignation by the Executive other than for Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice; provided, that the Company may, in its sole discretion, elect to cause such termination to be effective at any time during such notice period and such resignation by the Executive without Good Reason shall be effective on such date. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination.
(g)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with members of the Company Group, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by any members of the Company Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.	Confidentiality.
(a)    Confidential Information. The Executive has entered into and is subject to the Company’s Employee Confidentiality and Innovations Agreement substantially in the form attached hereto as Exhibit C.

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(b)    Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Employee Confidentiality and Innovations Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b). Notwithstanding the foregoing, the Executive shall maintain ownership and use of his rolodex and other address books (and electronic equivalents), and copies of documents relating to his personal entitlements and obligations.
6.Noncompetition. The Executive has entered into and is subject to the Company’s Non-Compete Agreement substantially in the form attached hereto as Exhibit D.
7.Non-Solicitation and Non-Hire. The Executive has agreed and now confirms that for a period commencing on the Effective Date and ending twelve (12) months following the Executive’s termination of employment with the Company (the “Restricted Period”), other than in the good faith performance of his duties to the Company as President, Consumer Services – U.S. and Canada of the Company, the Executive shall not, directly or indirectly: (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then-most recent twelve (12) month period, an employee, officer, representative or agent of any member of the Company Group, or solicit or induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with any such entities; or (b) hire, recruit or attempt to hire any person who was employed by any member of the Company Group at any time during the then-most recent twelve (12) month period; provided, that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated for a period of six (6) months or longer; or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. Nothing in this Section 7 shall be violated by the Executive serving upon request as a reference, so long as he does not have a business relationship with the person to whom the reference is being given, and nothing in this Section 7 shall be violated by the Executive engaging in general advertising that is not specifically targeted at the persons referred to in clauses (a), (b) and (c) that have a relationship with a member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s authorizing the use of the Executive’s name by any competitor of any member of the Company Group to

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induce or interfere with any employee or business relationship of any member of the Company Group.
8.Certain Remedies; Disclosure of Restrictive Covenants.
(a)    Injunctive Relief. Without intending to limit the remedies available to either party hereto, including, but not limited to, those set forth in Section 11 hereof, each of the parties hereto agrees that a breach of any of the covenants contained in Sections 5, 6, or 7 of this Agreement may result in material and irreparable injury to the other party for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any non-breaching party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in activities prohibited by the covenants contained in Sections 5, 6 or 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the non-breaching party in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)    Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 11 hereof, the Restricted Period may, in the court’s discretion, be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 6 and 7 of this Agreement.
(c)    Disclosure of Restrictive Covenants. During the Restricted Period, in connection with the Executive’s seeking of future employment, prior to accepting an offer of employment, the Executive shall provide a prospective employer (in confidence) with a copy of the restrictive covenants set forth in Sections 6 and 7 of this Agreement.
9.Defense of Claims. The Executive agrees that, during the Term, and for a period of six (6) months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with any member of the Company Group in the defense of any claims or actions that are made and/or may be made by or against any member of the Company Group, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.
10.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in

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cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
11.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law; provided, that no such award shall be made against the Executive unless the arbitrator finds the Executive’s positions in such arbitration or dispute to have been frivolous or in bad faith.
12.Nonassignability; Binding Agreement.
(a)    By the Executive. This Agreement and any and all of the Executive’s rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive; provided, however, that the Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(b)    By the Company. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets and then only if the Company’s obligations hereunder are assumed by the assignee.

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(c)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
13.Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
14.Certain Payments.
(a)    Modified Cutback. If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all Federal, state, and local income, employment and excise taxes applicable to such amount. If a reduction in the Parachute Payments is required hereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.
(b)    Determinations. An initial determination as to whether (i) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to subsection (a) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished

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with notice of all determinations made as to the Excise Tax potentially payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
15.Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.
17.Survival of Certain Provisions. The rights and obligations set forth in Section 3(b), Sections 4 through 11, 12, and 14 hereof shall survive any termination or expiration of this Agreement.
18.Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement, (ii) Non-Compete Agreement, (iii) 2006 Incentive Plan, (iv) Stock Option Agreement, and (v) the Indemnification Agreement, attached hereto as Exhibit E, each as amended from time to time, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
19.Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, “pdf”) shall be effective for all purposes.
20.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
21.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

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To the Company:
23 Main Street
Holmdel, N.J. 07733
Attention: Chief Legal Officer
To the Executive:
Joseph Redling
at the last address on record with the Company;
with copy to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: Robert M. Sedgwick, Esq.
Email: resdgwick@morrisoncohen.com
Telephone: (212) 735-8833
Fax: (917) 522-3133
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the recipient of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.
22.Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.
By /s/ Marc P. Lefar
Name: Marc P. Lefar
Title: Chief Executive Officer
Date: 12/02/2013

ACCEPTED AND AGREED:
/s/ Joseph Redling
Joseph Redling
Date: 11/27/2013

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